Exhibit 10.3

EXECUTION COPY

TAX SEPARATION AGREEMENT

This agreement, dated as of March 30, 2010 (“Agreement”), is entered into by and between Citigroup Inc., a Delaware corporation (“Citigroup”), and Primerica, Inc. (formerly named Puck Holding Company, Inc.), a Delaware corporation (“Primerica”).

RECITALS

WHEREAS, in anticipation of an initial public offering of Primerica’s common stock (the “IPO”), Citigroup and certain of its Affiliates have engaged in the restructuring transactions listed on Exhibit A (the “Restructuring Transactions”), including, without limitation, the transactions contemplated by the Exchange and Transfer Agreement (the “Exchange and Transfer Agreement”), dated as of March 31, 2010, by and between Citigroup Insurance Holding Corporation, a Georgia corporation and an indirectly wholly owned subsidiary of Citigroup (“CIHC”), and Primerica, pursuant to which CIHC has transferred to Primerica shares of certain subsidiaries and certain other assets;

WHEREAS, following the consummation of the Exchange and Transfer Agreement, Primerica owns, directly or indirectly, all of the outstanding stock, limited liability company interests, or partnership interests (as the case may be) of the Primerica subsidiaries listed on Exhibit B (such subsidiaries are collectively referred to herein as the “Primerica Subsidiaries”);

WHEREAS, Citigroup, Primerica and the Primerica Subsidiaries (or their respective predecessor corporations) have been, through the date hereof, members of an “affiliated group” of “includible corporations,” as such terms are defined in Section 1504 of the Internal Revenue Code of 1986, as amended (the “Code”), which has elected to file a consolidated federal income Tax Return (as defined below) pursuant to Section 1501 of the Code;

WHEREAS, Citigroup, Primerica and the Primerica Subsidiaries, including subsidiaries of subsidiaries, have filed and may be required to file consolidated, combined or unitary Tax Returns of certain state and local Income Taxes;

WHEREAS, Citigroup and Primerica wish to provide for the allocation of liabilities, and procedures to be followed, with respect to Taxes (as defined below) of the parties hereto and their subsidiaries, if any, under the terms of this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.        Definitions.

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person. The term “control” (including its correlative meanings “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise). Notwithstanding the foregoing definition, none of the members of the Primerica Group shall be treated as an Affiliate of Citigroup (nor as an Affiliate of any Affiliate of Citigroup) for purposes of this Agreement.

“Canadian Subsidiaries” shall mean Primerica Client Services Inc. (Canada), PFSL Investments Canada Ltd., Primerica Financial Services (Canada) Ltd., Primerica Life Insurance Company of Canada and Primerica Financial Services Ltd.

“Citigroup Affiliated Group” shall mean Citigroup and the members of the affiliated group of corporations of which Citigroup is the common parent corporation within the meaning of Section 1504(a)(1) of the Code, including the members of the Primerica Group.

“Citigroup Group” shall mean the members of the Citigroup Affiliated Group other than the members of the Primerica Group.

“Citigroup State Group” means some or all of the members of the Citigroup Affiliated Group which have been filing or hereafter shall file returns of state or local Income Taxes as a group of which Citigroup or a member of the Citigroup Group is the common parent. Citigroup State Group shall not include a group consisting solely of two or more Primerica Group members.

“Citigroup Tax Allocation Agreement” means the Tax Allocation Agreement between Travelers Insurance Company, the Travelers Inc. and the subsidiaries listed on Attachment I to such Tax Allocation Agreement, effective January 1, 1994, as amended.

“Closing” shall mean the closing of the IPO.

“Closing Date” shall mean the date on which the Closing occurs.

“Determination“ shall have the meaning set forth in section 1313(a) of the Code or any similar state, local or foreign Tax law.

“Income Taxes” shall mean all income or franchise taxes imposed on (or measured by) net income, additions to such tax and any interest and penalties relating thereto. For the avoidance of doubt, Income Taxes shall not include any withholding or employment tax liability but shall include any Canadian branch profits or similar Tax.

“Incremental Subpart F Taxes” means any Taxes payable by Primerica or any of its Affiliates at any time determined on a with and without basis (taking into account the use of any foreign tax credits) with respect to amounts required to be included in income by Primerica or any of its Affiliates under Section 951(a) of the Code (or any similar provision of state, local or foreign law) as a result of being a United States shareholder (within the meaning of Section 951(b) of the Code or a similar provision of state, local or foreign law), on December 31, 2010, of any Primerica Subsidiary that is a controlled foreign corporation, which amount is attributable to any transactions undertaken by

Primerica or any Primerica Subsidiary in the period beginning on January 1, 2010 and ending on the Closing Date, calculated on a “closing of the books” basis.

“IRS” shall mean the United States Internal Revenue Service.

“Primerica Group” shall mean Primerica and the Primerica Subsidiaries.

“Tax” or “Taxes” shall mean all federal, state, county, local, foreign and other Taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by any relevant Taxing authority, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, production, customs, sales, use, transfer, service, state guarantee fund assessment, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, workers compensation, unemployment, disability, environmental, alternative minimum, add-on, value-added, withholding and other Taxes, assessments, deficiencies, charges, duties, fees, levies, imposts, or other similar charges of any kind whatsoever, and all estimated Taxes, deficiency assessments, additions to Tax and any interest and penalties relating thereto.

“Tax Return” shall mean all federal, state, local and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Return relating to Taxes.

2.        Allocation of Taxes and Indemnification.

(a)        Subject to Section 2(b), from and after the Closing Date, Citigroup shall be responsible for, and shall indemnify and hold the members of the Primerica Group harmless from and against (i) any consolidated, combined, affiliated, unitary or similar federal, state or local Income Tax liability of the Citigroup Affiliated Group or any Citigroup State Group imposed on or with respect to any member of the Primerica Group for any Taxable period ending on or before the Closing Date, and for the portion of any Straddle Period (as defined below) ending on the Closing Date (a “Pre-Closing Tax Period”), (ii) any Taxes (other than Conveyance Taxes) for any Pre-Closing Tax Period attributable to the Section 338 Elections and the Restructuring Transactions, (iii) any amount required to be paid by Citigroup pursuant to Section 2(i), (iv) any Canadian Goods and Services Taxes (“GST”) for any Pre-Closing Tax Period that are imposed on management services provided by Primerica Financial Services (Canada) Ltd. to any of the Canadian Subsidiaries (the Taxes described in clauses (i), (ii) (iii) and (iv) hereinafter referred to as the “Pre-Closing Taxes”), (iv) all Taxes arising from or attributable to any act, failure to act or omission by any member of the Citigroup Group that violates any of the Section 338 Elections or causes any of such elections to become invalid, (v) any Taxes imposed pursuant to Treasury Regulation Section 1.1502-6 (or any comparable provision under state, local or foreign Tax law) for which any member of the Primerica Group is liable solely because of inclusion in the Citigroup Affiliated Group or any Citigroup State Group for any Taxable period, (vi) 50% of all Conveyance Taxes, and (vii) any Incremental Subpart F Taxes.

(b)        Except as expressly provided in Section 2(a), from and after the Closing Date, Primerica shall be responsible for, and shall hold Citigroup and its Affiliates harmless from and against (i) any consolidated, combined, affiliated, unitary or similar federal, state or local Income Tax liability of the Citigroup Affiliated Group or any Citigroup State Group imposed on or with respect to any member of the Primerica Group for any Taxable period beginning after the Closing Date or portions of the Straddle Period (as defined below) beginning after the Closing Date (each such period, a “Post-Closing Tax Period” and such Taxes “Post-Closing Taxes”) computed in the manner and limited to the amount described in Section 2(c), (ii) all Taxes arising from or attributable to any act, failure to act or omission by any member of the Primerica Group that violates any of the Section 338 Elections or causes any of such elections to become invalid, (iii) 50% of all Conveyance Taxes, (iv) any amount required to be paid by Primerica pursuant to Section 2(i), and (v) all other Taxes required to be paid by or with respect to the Primerica Group to the extent that Citigroup is not responsible for such other Taxes pursuant to Section 2(a).

(c)        For purposes of Sections 2(a) and 2(b) and subject to the provisions of Section 2(d), in the case of Income Taxes that are payable with respect to a Taxable period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”), the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be deemed equal to the amount that would be payable if the Taxable year ended with (and included) the Closing Date.

(d)        To the extent that the Closing Date does not occur on a month end, the parties shall use reasonable best efforts to determine the allocation of income and other Tax items between the pre-Closing and the post-Closing portions of the month in which the Closing occurs.

(e)        For purposes of determining the Income Tax liability of the Primerica Group for any consolidated, combined, unitary or similar Tax Return for any Post-Closing Tax Period that includes a member of the Citigroup Group, Primerica and/or its relevant subsidiaries shall be treated as a separate consolidated, combined, unitary or similar group.

(f)        To the extent that an indemnification obligation of one party pursuant to this Section 2 may overlap with another indemnification obligation of such party pursuant to this Section 2, the party entitled to such indemnification shall be limited to only one of such indemnification payments.

(g)        Whenever in accordance with this Agreement Primerica shall be required to pay Citigroup an amount pursuant to Section 2(b), or Citigroup shall be required to pay Primerica an amount pursuant to Section 2(a), such payments shall be made by the later of 30 days after such payments are requested or, to the extent such amount is required to by paid to a Taxing authority, 10 days before the requesting party is required to pay the related Tax liability. Any payment made after the day such payment is due under this Section 2(g) shall bear interest at the prime rate as published in the Wall Street Journal on the day on which the payment was due.

(h)        To the extent not prohibited by applicable law or the relevant governmental authority, the relevant Primerica Subsidiary shall pay to Citigroup on or before the Closing Date the amount of any estimated liability for current Income Taxes described in Section 2(a)(i) that is reflected on the balance sheet of Primerica and used as a basis for determining the amount of dividends or other distributions allowed to be made by Primerica in connection with the IPO or the Restructuring Transactions.

(i)         Responsibility for Canadian Income Taxes

(i)         Citigroup shall indemnify and hold the members of the Primerica Group harmless from and against any Canadian Income Taxes imposed on any of the Canadian Subsidiaries for any Pre-Closing Tax Period (“Canadian Pre-Closing Taxes”); provided, however, that (A) if, in accordance with the provisions of Section 6(a), a Section 338(g) Election (as defined below) is made with respect to a Canadian Subsidiary, any foreign Tax credit allowed under the Code with respect to such Canadian Pre-Closing Taxes (“Canadian FTCs”) payable by or with respect to such Canadian Subsidiary shall be claimed only on the consolidated U.S. federal income Tax Return filed by the Citigroup Affiliated Group, (B) if, in accordance with the provisions of Section 6(a), a Section 338(g) Election (as defined below) is not made with respect to a Canadian Subsidiary, Primerica shall, consistent with the conduct of its business in the ordinary course (which, for the avoidance of doubt, shall not require the payment of any distribution or dividend), take, or cause to be taken by the relevant Canadian Subsidiary, any and all actions which it otherwise would have taken, if it were the sole party in interest, to maximize the utilization, as early as possible, of the Canadian FTCs attributable to Canadian Pre-Closing Taxes payable by or with respect to such Canadian Subsidiary in any U.S. federal income Tax Return filed by any member of the Primerica Group, (C) to the extent such Canadian FTCs referred to in clauses (A) or (B), or any portion thereof, are actually utilized and taken into account in determining the Tax liability of any member of the Primerica Group, Primerica shall pay Citigroup the amount of any related Tax Benefit within 10 days after the earlier of the filing date of the Tax Return on which such Canadian FTCs are being utilized or the Determination of a Tax Claim (as defined below) with respect to the utilization of such Canadian FTC, and (D) to the extent a Canadian Subsidiary with respect to which a Section 338(g) Election (as defined below) is not made in accordance with the provisions of Section 6(a) realizes a Tax Benefit in a Post-Closing Tax Period as a result of any adjustment to its Canadian Income Tax liability giving rise to indemnity pursuant to Section 2(i)(i), Primerica shall reimburse Citigroup the amount of such indemnity payment (but only in the event that such indemnity payment has not been refunded pursuant to Section 2(i)(i)(C)) within 10 days after such Canadian Subsidiary claims such Tax Benefit or receives it pursuant to a Tax Claim (as defined below). For example, Primerica shall reimburse Citigroup for any temporary differences (for which Citigroup has paid) that reverse in a subsequent year. For purposes of this Section 2(i)(i), “Tax Benefit” shall mean the Tax effect of any item of loss, deduction or credit or any other item which decreases Taxes paid or payable, including any interest with respect thereto.

(ii)         If, in accordance with the provisions of Section 6(a), Section 338(g) Elections (as defined below) are not made with respect to one or more Canadian

Subsidiaries and the Closing Tax Pool Rate (as defined below) is less than 30%, Citigroup shall indemnify and hold the members of the Primerica Group harmless from and against the excess of (A) the actual U.S. federal Income Tax liability of the members of the Primerica Group for Post-Closing Tax Periods ending on or before December 31, 2015 (the “Actual Tax Liability”), over (B) the U.S. federal Income Tax liability of the members of the Primerica Group for such Taxable periods that would be due assuming the same facts and using the same methods, elections, conventions and practices used in determining the Actual Tax Liability except that such liability shall be calculated as if such Section 338(g) Elections were made (the “Hypothetical Tax Liability”); provided, however, that the aggregate indemnification payments pursuant to this Section 2(i)(ii) shall not exceed an amount equal to the product of (x) the Pre-Tax Closing E&P and (y) the excess of 30% over the Closing Tax Pool Rate (the “Cap”); provided, further that the Cap shall not apply to the extent that the Actual Tax Liability is greater than the U.S. federal Income Tax liability of the members of the Primerica Group for such Taxable periods that would be due assuming the same facts and using the same methods, elections, conventions and practices used in determining the Actual Tax Liability except that such liability shall be calculated as if the current and accumulated earnings and profits for U.S. federal income tax purposes of the Primerica Group were 0 as of the Closing Date (the “Recalculated Tax Liability”). Primerica shall, consistent with the conduct of its business in the ordinary course (which, for the avoidance of doubt, shall not require the payment of any distribution or dividend), take, or cause to be taken by the relevant Canadian Subsidiary, any and all actions which it otherwise would have taken, if it were the sole party in interest, to maximize the utilization, as early as possible, of the Closing Tax Pool (as defined below). To the extent the utilization of the Closing Tax Pool (as defined below), or a portion thereof, is subject to limitation under the Code, such limitation result in an indemnification obligation pursuant to this Section 2(i)(ii), or in an increase in such indemnification obligation, and the Closing Tax Pool, or a portion thereof, is actually utilized and taken into account in determining the Tax liability of any member of the Primerica Group in a Post-Closing Tax Period, Primerica shall pay Citigroup the amount of any related Tax Benefit within 10 days after the earlier of the filing date of the Tax Return on which the Closing Tax Pool, or such portion thereof, is being utilized or the Determination of a Tax Claim (as defined below) with respect to the utilization of the Closing Tax Pool or such portion thereof. Within 30 days following the end of each Taxable year ending on or before December 31, 2015, Primerica shall provide Citigroup a calculation specifying in reasonable detail the Actual Tax Liability, the Hypothetical Tax Liability, any Recalculated Tax Liability and the Cap not utilized in prior Taxable years, the indemnification payment required to be made pursuant to this Section 2(i)(ii) and the amount of any Tax Benefit required to be paid to Citigroup pursuant to this Section 2(i)(ii) (“Preliminary Determination”). Within 30 days after its receipt of the Preliminary Determination, Citigroup shall notify Primerica of any proposed adjustments thereto. If the parties are unable to successfully resolve the issues raised by Citigroup within 90 days after delivery of the Preliminary Determination to Citigroup, such dispute shale be resolved pursuant to the dispute resolution provision in Section 10.

(iii)         “Closing Tax Pool Rate” shall mean the quotient obtained by dividing the Closing Tax Pool by the Pre-Tax Closing E&P.

(iv)        “Pre-Tax Closing E&P” shall mean the sum of (A) the product of (I) the current and accumulated earnings and profits, as determined for U.S. federal income Tax purposes as of immediately following the Closing Date, of the Canadian Subsidiaries for which no Section 338(g) Election was made, and (II) the U.S. dollar/Canadian dollar foreign exchange spot rate as of the Closing, and (B) the foreign tax pool of such Canadian Subsidiaries, as determined for U.S. federal income Tax purposes (in U.S. dollars) as of immediately following the Closing Date (“Closing Tax Pool”), all computed as if the Canadian Taxable year in which the Closing occurs ended at the end of the Closing Date.

3.        Tax Returns.

(a)        Citigroup shall prepare or cause to be prepared and timely file or cause to be filed all Tax Returns required to be filed by the Citigroup Affiliated Group or any Citigroup State Group for all Taxable periods, provided, however, that Primerica shall prepare, at its sole cost, and submit to Citigroup for review and comments pro forma Tax Returns for all the members of the Primerica Group in such form and at such times as Citigroup may reasonably request. To the extent that Citigroup files or causes to be filed any Tax Return for the Citigroup Affiliated Group or any Citigroup State Group (other than any such Tax Return for a Post-Closing Tax Period required to be filed by or with respect to a Citigroup State Group that includes a member of the Primerica Group) in a manner not consistent with past practices or in a manner not consistent with the pro forma Tax Returns submitted by Primerica, Citigroup shall notify Primerica of such inconsistencies within 30 days of filing such Tax Return. Citigroup shall not file or cause to be filed any Tax Return for a Post-Closing Tax Period required to be filed by or with respect to a Citigroup State Group that includes a member of the Primerica Group in a manner not consistent with past practices or in a manner not consistent with the pro forma Tax Returns submitted by Primerica without the prior written consent of Primerica, not to be unreasonably withheld, conditioned or delayed. Citigroup shall be the sole agent for all members of the Primerica Group in all matters relating to liability for all Tax Returns required to be filed by the Citigroup Affiliated Group or any Citigroup State Group for all Taxable periods.

(b)        Primerica shall prepare or cause to be prepared and timely file or cause to be filed all other Tax Returns required to be filed by or with respect to any member of the Primerica Group; provided, however, that Primerica shall provide to Citigroup a draft of any Tax Return required to be filed by or with respect to any Canadian Subsidiary for any Pre-Closing Tax Period at least 30 days prior to the due date for filing such Tax Return and shall incorporate any reasonable comments provided by Citigroup.

4.        Tax Refunds.

Primerica shall pay or cause to be paid to Citigroup the amount of any refunds or credits of Taxes received by any member of the Primerica Group, plus any interest received with respect thereto, from the applicable Taxing authority for any Taxes for which Citigroup is responsible pursuant to Section 2(a) within 10 days after such member of the Primerica Group receives such refund or claims such credit. Citigroup shall pay or cause to be paid to Primerica the amount of any refunds or credits of Taxes received by any member of the Citigroup Group, plus any interest received with respect thereto, from the applicable Taxing authority for any Taxes for which Primerica is responsible pursuant to Section 2(b) within 10 days after such member of the Citigroup Group receives such refund or claims such credit.

5.        Conveyance Taxes.

Citigroup and Primerica shall be equally responsible for and shall each pay fifty percent of all documentary, sales, use, registration, value added, transfer, stamp, recording, registration and similar Taxes, fees and costs incurred in connection with the Restructuring Transactions and the IPO (collectively, “Conveyance Taxes”). Primerica and Citigroup shall be responsible for jointly preparing and timely filing any Tax Returns required with respect to any such Conveyance Taxes. Citigroup and Primerica will provide to one another a copy of each such Tax Return as filed and evidence of the timely filing thereof.

6.        Section 338 Elections.

(a)        With respect to the sale and acquisition of each of the Primerica Subsidiaries pursuant to the Exchange and Transfer Agreement: (i) Primerica, Citigroup and their respective relevant Affiliates shall jointly and timely make, in the manner described herein, elections under Section 338(h)(10) of the Code and any comparable state or local Tax law (collectively, the “Section 338(h)(10) Elections”) with respect to each of the domestic Primerica Subsidiaries listed on Exhibit B (the “Domestic Primerica Subsidiaries”), and (ii) at the election of Citigroup (which election shall be made within 60 days following the Closing Date), Primerica shall make timely elections pursuant to Section 338(g) of the Code and any comparable state or local Tax law (collectively, the “Section 338(g) Elections” and, together with the Section 338(h)(10) Elections, the “Section 338 Elections”) with respect all or some of the foreign Primerica Subsidiaries listed on Exhibit B (the “Foreign Primerica Subsidiaries”). Citigroup shall notify Primerica of its decision whether to make the Section 338(g) Elections within 90 days of the Closing Date. Prior to Closing (or following Citigroup’s election, in the case of any Section 338(g) Elections), Citigroup and Primerica shall agree on the form and content of the IRS Form 8023 (the “Form 8023”) on which any Section 338 Election shall be made and Primerica shall deliver to Citigroup a properly executed and mutually agreed upon Form 8023 for each Primerica Subsidiary with respect to which a Section 338 Election is made containing information then available, which Citigroup shall timely file or cause to be timely filed with the IRS. Citigroup, Primerica and their respective Affiliates shall, as promptly as practicable following the Closing Date, cooperate with each other to take all other actions necessary and appropriate (including filing such forms, returns, elections, schedules and other documents as may be required) otherwise to effect, perfect and preserve timely Section 338 Elections in accordance with the provisions of Section 338 of the Code (and any comparable provisions of state or local tax Law) or any successor provisions. Citigroup, Primerica and their respective Affiliates shall report the sale and acquisition, respectively, of the stock of each of the Primerica Subsidiaries pursuant to the Exchange and Transfer Agreement consistent with the Section 338 Elections made and shall take no position to the contrary thereto in any Tax Return, or in any proceeding before any Taxing authority or otherwise.

(b)        Within 120 days after the Closing Date, Primerica shall provide to Citigroup for review and comments (i) a proposed allocation of the “Aggregate Deemed Sales Price” (“ADSP”), as defined under applicable Treasury Regulations (which shall include, as of the Closing Date, the amount of the Agent Equity Awards, as defined below) and the “Adjusted Grossed Up Basis” (“AGUB”), as defined under applicable Treasury Regulations (which shall not include the value of the Agent Equity Awards, as defined below, as of the Closing Date but shall be increased by the value of such awards when included in the taxable income of the recipient) among the assets of each Domestic Primerica Subsidiary and, to the extent applicable, Foreign Primerica Subsidiary, which allocations shall be made in accordance with Section 338 of the Code and any applicable Treasury Regulations, and (ii) a complete set of IRS Forms 8883 (and any comparable forms required to be filed under state or local Tax law) and any additional data or materials required to be attached to such forms pursuant to the Treasury Regulations promulgated under Section 338 of the Code or applicable state or local Tax law (collectively, the “Proposed Allocation”). In the event Citigroup objects to the Proposed Allocation, Citigroup will notify Primerica within 45 days of receipt of the Proposed Allocation of such objection, and the parties will endeavor within the next 15 days to resolve such dispute in good faith. If the parties are unable to resolve such dispute within the 15-day period, the parties shall engage a mutually agreed upon nationally recognized accounting firm as arbitrator whose determination shall be binding in any dispute regarding the Proposed Allocation and whose fees shall be borne equally by Citigroup and Primerica. For purposes of the calculations and allocations contemplated by this Agreement, the fair market value of the Primerica common stock received by Citigroup pursuant to the Restructuring Transactions shall be equal to the price per share of Primerica common tock paid by public investors in the IPO.

(c)        Citigroup and Primerica (and their respective Affiliates) shall (i) be bound by the allocation determined pursuant to Section 6(b) for all Tax purposes, (ii) prepare and file all Tax Returns required to be filed with any Taxing authority in a manner consistent with such allocations, and (iii) take no position inconsistent with such allocations in any Tax Return, any proceeding before any Taxing authority or otherwise. In the event that any such allocation is disputed by any Taxing authority, the party receiving notice of such dispute shall promptly notify and consult with the other party concerning resolution of such dispute.

(d)        Citigroup and Primerica shall, and shall cause their respective Affiliates to, treat any assets that are distributed by any member of the Primerica Group to any member of the Citigroup Group in connection with the Restructuring Transactions as having been distributed in the deemed liquidation resulting from the Section 338(h)(10) Elections.

7.        Tax Claims.

(a)        Citigroup shall control and shall have the right to discharge, settle or otherwise dispose of any notice of deficiency, proposed adjustment, assessment, audit, examination, suit, dispute or other claim (“Tax Claims”) with respect to Taxes relating to any Tax Return required to be filed by or with respect to the Citigroup Affiliated Group or any Citigroup State Group.

(b)        Primerica shall control and shall have the right to discharge, settle or otherwise dispose of Tax Claims with respect to Tax Returns that include only members of the Primerica Group; provided, however, that (i) Citigroup shall have the right to fully participate in any Tax Claim with respect to any Tax Return required to be filed by or with respect to any Canadian Subsidiary for any Pre-Closing Tax Period with respect to Income Taxes or GST, and (ii) Primerica shall not discharge, settle or otherwise dispose of any such Tax Claim without the prior written consent of Citigroup, not to be unreasonably withheld, conditioned or delayed.

(c)        In the case of (x) a Tax Claim described in Section 7(a) which could reasonably be expected to affect the Taxes imposed on a member of the Primerica Group or for which a member of the Primerica Group would be liable pursuant to this Agreement and (y) a Tax Claim described in Section 7(b) which could reasonably be expected to affect the Taxes for which Citigroup would be liable pursuant to this Agreement, the Controlling Party shall provide the Non-controlling Party with a timely and reasonably detailed account of each phase of such Tax Claim. “Controlling Party” shall mean (i) Citigroup, in the case of any Tax Claim described in Section 7(a) and (ii) Primerica, in the case of any Tax Claim described in Section 7(b), and “Non-controlling Party” shall mean whichever of Citigroup or Primerica is not the Controlling Party with respect to such Tax Claim.

8.        Cooperation, Exchange of Information and Record Retention

(a)        Citigroup and Primerica shall provide each other, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to provide each other, with such cooperation and information relating to the Primerica Group as any of them reasonably may request of the other, including in (i) preparing and filing any Tax Return (including pro-forma Tax Returns), amended Tax Return or claim for refund, (ii) conducting, participating in, contesting or compromising any Tax Claim, (iii) determining a Tax liability or a right to a refund of Taxes, and (iv) in connection with all other matters addressed by this Agreement.

(b)        The parties recognize that each party may need access, from time to time, after the Closing Date, to certain accounting and Tax records and information of the members of the Primerica Group held by Citigroup, Primerica or their respective Affiliates; therefore, from and after the Closing Date, each party shall, and shall cause its applicable Affiliates, officers, employees, agents, auditors and representatives to, (i) retain and maintain all such records including all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the members of the Primerica Group for each Pre-Closing Tax Period any Straddle Period until the later of (x) the expiration of the statute of limitations of the Taxable periods to which such Tax Returns and other documents relate (giving effect to any valid extensions) or (y) six years following the due date for such Tax Returns (giving effect to any valid extensions), (ii) allow the other party, its Affiliates, agents and representatives (and agents or representatives of any of its Affiliates), upon reasonable notice and at mutually convenient times, to access employees and to inspect, review and make copies of such records as such parties may deem reasonably necessary or appropriate from time to time and (iii) as reasonably requested by any party, cooperate and make employees available to provide additional information or explanation of materials or documents. Each of the parties shall provide the other with written notice 30 calendar days prior to transferring, destroying or discarding the last copy of any records, books, work papers, reports, correspondence and other similar materials and shall have the right, at its expense, to copy or take any such materials. Any information obtained under this Section 8 shall be kept confidential except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

(c)        For the avoidance of doubt, Primerica, its Affiliates and its agents and representatives (and agents or representatives of any of its Affiliates) shall have no access to or right to review or obtain any consolidated, combined, affiliated or unitary Tax Return which includes Citigroup or any of its Affiliates, except to the extent that such Tax Returns exclusively relate to the Primerica Group. Notwithstanding the preceding sentence, if Primerica reasonably needs access to any portion of a Tax Return described in the preceding sentence that does not exclusively relate to the Primerica Group, Citigroup shall provide such portion with appropriate redactions to remove information not relevant to the Primerica Group.

9.        Agent Equity Awards.

The parties agree that the Citigroup Group shall be entitled to any Tax deduction arising from the vested Primerica restricted stock units or similar equity awards granted to Primerica agents in connection with the IPO (“Agent Equity Awards”). Primerica shall not, and shall cause its Affiliates not to, claim the amount of any Tax deduction described in this Section 9 on any Tax Return; provided, however, that if under applicable law or administrative practice Citigroup is not permitted to claim such Tax deduction on any Tax Return that it or any of its Affiliates is required to file and such deduction is permitted by applicable law or administrative practice to be claimed on a Tax Return which any member or members of the Primerica Group is required to file after the Closing Date, then such member or members of the Primerica Group shall claim such Tax deduction and proper adjustments shall be made to the ADSP, AGUB and allocations thereof as determined pursuant to Section 6(a). Primerica shall timely provide to the agents and, to the extent required by applicable law, timely file with the relevant Taxing authority any Forms 1099 or other information Tax Returns required to be provided or filed with respect to the Agent Equity Awards. The parties agree that (i) for purposes of this Section 9 the value of Primerica common stock received in respect of Agent Equity Awards on any specific day shall be equal to the average of the highest and lowest trading price of the Primerica common stock on such day, (ii) Primerica shall notify Citigroup of such value and the amounts deemed to be paid to each agent within 10 days of the receipt of Primerica common stock or other property in respect of Agent

Equity Awards granted to such agent, and (iii) Citigroup and Primerica shall provide each other, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to provide each other, with such cooperation and information relating to the Agent Equity Awards as any of them reasonably may request of the other.

10.        Resolution of Tax Disputes.

Except as expressly provided in this Agreement, with respect to any dispute or a disagreement relating to Taxes between the parties, the parties shall cooperate in good faith to resolve such dispute or disagreement between them but if the parties are unable to resolve such dispute, the parties shall engage a mutually agreed upon nationally recognized accounting firm as arbitrator whose determination shall be binding and whose fees shall be borne equally by Citigroup and Primerica.

11.        Characterization of Indemnification Payments.

To the extent permitted under applicable law, any payments made pursuant to Section 2 or the proviso to Section 9 shall be treated for all Tax purposes as adjustments to the ADSP and AGUB and allocated to the relevant Primerica Subsidiary.

12.        Citigroup Tax Allocation Agreement.

The Citigroup Tax Allocation Agreement shall be terminated as of the Closing Date with respect to Primerica and the Primerica Subsidiaries.

13.        Execution of Documents.

Citigroup and Primerica, acting through their duly authorized officers, shall execute or cause to be executed promptly any and all joinders and consents, authorizations and other documents required to effectuate this Agreement, as of such date provided therein.

14.        Amendment.

This Agreement may be amended from time to time by agreement in writing executed by all of the parties hereto or all of the parties then bound hereby. This Agreement constitutes the entire agreement with respect to the subject matter hereof and supersedes all prior written and oral understandings with respect thereto. No representation, promise, inducement or statement of intention has been made by the parties hereto which is not embodied in this Agreement or the written statements, or other documents delivered pursuant hereto, and no party shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.

15.        Miscellaneous.

(a)        Captions. The paragraph captions are inserted in the Agreement merely for convenience and are not to be construed as a part of this Agreement, or in any way limiting and affecting the language of any paragraph of this Agreement.

(b)        Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original, but all of which shall constitute but one agreement.

(c)        Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns, as well as the Primerica Subsidiaries, their successors and assigns. To the extent that this Agreement imposes obligations upon any member of the Citigroup Affiliated Group (other than the members of the Primerica Group), Citigroup will perform or cause such member to perform such obligations, and this Agreement is enforceable only against Citigroup.

(d)        Severability. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the same shall not affect any other provision of this Agreement, and this Agreement shall be construed in a manner which, as nearly as possible, reflects the original intent of the parties.

(e)        Exclusivity. Notwithstanding anything to the contrary (other than as provided in Section 4.7(a)(i) of the Securities Purchase Agreement, dated as of February 8, 2010, by and among Citigroup Insurance Holding Corporation, Citigroup, Primerica, Warburg Pincus Private Equity X, L.P., Warburg Pincus X Partners, L.P., Warburg Pincus LLC and Warburg Pincus & Co (the “SPA”) with respect to Indemnifiable Taxes, as defined in the SPA), all Tax matters with respect to the Primerica Group shall be governed exclusively by this Agreement. Any conflict between the terms of this Agreement and any provision of any other agreement shall be resolved in favor of this Agreement.

(f)        No Prejudice. This Agreement has been jointly prepared by the parties hereto and the terms hereof shall not be construed in favor of or against any party on account of its participation in such preparation.

(g)        Words in Singular and Plural Form. Words used in the singular form in this Agreement shall be deemed to import the plural, and vice versa, as the sense may require.

(h)        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute a single agreement.

(i)        Parties in Interest. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give to any person, firm or corporation, other than the parties hereto, any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

(j)        Statutory References. References to the Code shall mean the Internal Revenue Code of 1986, as amended and as in effect from time to time, and any law which shall have been a predecessor or shall be a successor thereto. A reference to any

Section of the Code means such Section as is in effect from time to time and any comparable provision of any predecessor or successor law.

(k)        Notice.

Any notice, request or other communication required or permitted in this agreement shall be in writing and shall be sufficiently given, if personally delivered or is sent by registered or certified mail, postage prepaid, addressed as follows:

If to Citigroup or any other member of the Citigroup Group, to:

Citigroup Inc.

399 Park Avenue

New York, NY 10022

Attention: Saul Rosen, Chief Tax Officer

Email: rosens@citi.com

Fax: (212) 793-0112

and

Citigroup Inc.

75 Holly Hill Lane

Greenwich, CT 06830

Attention: Seth Cohen, Deputy Director-Corporate Tax Dept.

Email: cohens@citi.com

Fax: (203) 862-2037

and

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, NY 10036

Attention: Stuart M. Finkelstein

Email: stuart.finkelstein@skadden.com

Fax: (917) 777-2841

If to Primerica, to:

Primerica, Inc.

3120 Breckinridge Blvd.

Duluth, Georgia

Attention: Barbra Beaulieu, Senior Tax Officer

Email: barbra.beaulieu@primerica.com

Fax: (770) 564-6151

CC: Alison Rand, Chief Financial Officer

Email: Alison.rand@primerica.com

Fax: (770) 564-7670

16.        Governing Law.

This Agreement shall be governed by the law of the State of New York.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

CITIGROUP INC.

By:     /s/ Michael L. Corbat

Authorized Signatory

PRIMERICA, INC.

By:     /s/ Peter W/ Schenider

Executive Vice President

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